EXHIBIT 10.1

AMENDMENT NO. 1

TO

EQUITY PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO EQUITY PURCHASE AGREEMENT (this "AMENDMENT") is entered into as of December 9, 2016 by and between RIVER NORTH EQUITY, LLC ("INVESTOR"), and EL CAPITAN PRECIOUS METALS, INC., a Nevada corporation (the "COMPANY").

WHEREAS, Investor and the Company are parties to that certain Equity Purchase Agreement dated as of March 16, 2016 (the "AGREEMENT") pursuant to which the Company may, in its discretion, issue and sell to Investor, from time to time as provided in the Agreement, and Investor shall purchase up to Five Million Dollars ($5,000,000) of the Company’s Common Stock, all upon the terms and subject to the conditions contained in the Agreement; and

WHEREAS, Investor and the Company desire to enter into this Amendment to reflect changes to certain provisions of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1.       CAPITALIZED TERMS. Capitalized terms used in this Amendment and not otherwise defined have the meanings given to them in the Agreement.

2.       AMENDMENT TO DEFINITION OF INVESTMENT AMOUNT. The definition of "Investment Amount" set forth in Section 1.1 of the Agreement is hereby amended to read as follows:

"INVESTMENT AMOUNT" shall mean the dollar amount to be invested by the Investor with respect to any Put, which is equal to the number of Put Shares referenced in such Put Notice, multiplied by the Purchase Price.

3.       AMENDMENT TO DEFINITION OF PRICING PERIOD. The definition of “Pricing Period” set forth in Section 1.1 of the Agreement is hereby amended to read as follows:

"PRICING PERIOD" shall be the five (5) consecutive Trading Days including and immediately prior to the Settlement Date.

4.       AMENDMENT TO DEFINITION OF PURCHASE PRICE. The definition of "Purchase Price" set forth in Section 1.1 of the Agreement is hereby amended to read as follows:

"PURCHASE PRICE" shall mean 85% of the Market Price; provided, however, (i) if either (A) the Closing Price of the Common Stock on the Put Date is less than $0.10 per share, or (B) the average daily trading volume in dollar amount for the Common Stock during the ten (10) Trading Days including and immediately preceding the Put Date is less than $50,000, then an additional 10% will be added to the discount of such Put, (ii) if the Company is not Deposit/Withdrawal at Custodian (“DWAC”) eligible on the Settlement Date for any Put, an additional 5% will be added to the discount of such Put; and (iii) if the Company is under a DTC “Chill” status on the Settlement Date for any Put, an additional 10% will be added to the discount of such Put.

5.       AMENDMENT TO DEFINITION OF PRICING PERIOD. The definition of "Settlement Date" set forth in Section 1.1 of the Agreement is hereby amended to read as follows:

"SETTLEMENT DATE" shall mean the 1st Trading Day after each Put Date.

6.       AMENDMENT TO SECTION 2.2. Section 2.2 is hereby amended in its entirety to read as follows:

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Section 2.2           MECHANICS.

(a)           PUT NOTICE. At any time and from time to time during the Commitment Period, the Company may require Investor to purchase Put Shares by delivering a Put Notice to Investor, subject to the conditions set forth in Section 7.2; provided, however, that (i) the Investment Amount for each Put shall not be less than the Minimum Put Amount, nor more than the Maximum Put Amount, (ii) the aggregate Investment Amount of all Puts pursuant to this Agreement shall not exceed the Commitment Amount, and (iii) there shall be a minimum of ten (10) Trading Days between each Put Date.

(b)           DATE OF DELIVERY OF PUT NOTICE. A Put Notice shall be deemed delivered on (i) the Trading Day it is received by email by Investor, or (ii) the immediately succeeding Trading Day if it is received by email on a day which is not a Trading Day.

7.       AMENDMENT TO SECTION 2.3. Section 2.3 is hereby amended in its entirety to read as follows:

Section 2.3           CLOSINGS. On each Settlement Date, (i) the Company shall deliver to Investor such number of shares of the Common Stock registered in the name of Investor as specified in the corresponding Put Notice delivered pursuant to Section 2.1 herein, and (ii) upon receipt of such Common Stock, Investor shall deliver to the Company the Investment Amount by wire transfer of immediately available funds; provided, however, that if the shares of Common Stock are received by Investor later than 1:30 p.m. New York time on the Settlement Date, then Investor shall be permitted to deliver the Investment Amount by wire transfer of immediately available funds on the next day. In addition, on or prior to the Settlement Date, each of the Company and Investor shall deliver to the other all documents, instruments and writings required to be delivered by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein. If the Company delivers a number of Put Shares pursuant to this Section 2.3 on the Settlement Date and either (i) the Investment Amount of such Put Shares (which may calculated in part based on the closing bid price on the Principal Market, as reported by Bloomberg Finance L.P., on the Settlement Date) exceeds the Maximum Put Amount, or (ii) the aggregate Investment Amount of all Puts pursuant to this Agreement exceeds the Commitment Amount, then the number of Put Shares shall be reduced to the maximum number that does not exceed the such thresholds and Investor shall promptly deliver the excess shares to the Company.

8.       ENTIRE AGREEMENT. The Agreement, as amended by this Amendment, and the instruments referenced herein and therein contain the entire understanding of the Company and Investor with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor Investor makes any representation, warranty, covenant or undertaking with respect to such matters.

9.       COUNTERPARTS. This Amendment may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. This Amendment may be delivered to the other parties hereto by email of a copy of this Amendment bearing the signature of the parties so delivering this Amendment.

10.       SEVERABILITY. In the event that any provision of this Amendment becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Amendment shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Amendment to any party.

[-Signature page follows-]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Equity Purchase Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

RIVER NORTH EQUITY LLC

By:	/s/ Edward M. Liceaga
Name: Edward M. Liceaga Title: President

EL CAPITAN PRECIOUS METALS, INC.

By:	/s/ John F. Stapleton
Name: John F. Stapleton Title: President and Chief Executive Officer

[Signature page to Amendment No. 1 to Equity Purchase Agreement-]

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